Exhibit 99.1

Coherus Amends Term Loan Agreement with Pharmakon Advisors, LP

- Estimated balance of $75 million upon $175 million paydown of principal projected in Q2 2024 -

- Revenue covenant reduced to $125 million -

- Term loan annual interest expense projected to be reduced by ~70% -

REDWOOD CITY, Calif., February 5, 2024 -- Coherus BioSciences, Inc. (“Coherus,” NASDAQ: CHRS) today announced it has entered into an agreement with Pharmakon Advisors, LP to revise the terms of its loan agreement entered in January 2022. Following the closing of the previously announced divestiture of the ophthalmology franchise to Sandoz, Coherus plans to prepay $175 million of $250 million principal balance in Q2 2024, leaving a residual balance of $75 million and reducing projected annual interest payments by about 70%.

“The divestiture of the ophthalmology franchise, when completed, is projected to provide us with the opportunity to improve our capital structure and reduce interest payment obligations by paying down a significant portion of the principal on term loan debt while renegotiating certain terms,” said Denny Lanfear, Chairman and Chief Executive Officer of Coherus. “This will allow us to move forward with a strengthened balance sheet, supporting sustainable revenue growth in our oncology business and better aligning with our sharpened focus as an oncology innovator.”

“Coherus has done a great job navigating past the adverse macro developments beyond their control which were impacting their business,” said Pedro Gonzalez de Cosio, CEO of Pharmakon Advisors, LP. “With three UDENYCA formats in the pegfilgrastim market, the launch of LOQTORZI into nasopharyngeal carcinoma, plus a promising immuno-oncology pipeline, they have positioned themselves for success as an oncology company. Pharmakon is happy to be a part of their growth and transition.”

Pursuant to and subject to terms and conditions in the Consent and Amendment, among other things: (1) the Lenders and the Collateral Agent provided consent to consummation of the transactions contemplated by that certain Purchase and Sale Agreement dated as of January 19, 2024 (the “Purchase Agreement”) by and between the Company and Sandoz Inc., a Delaware corporation, and released certain subsidiary of the Company from its obligation and certain assets subject to the transactions contemplated thereby, (2) the Lenders and the Collateral Agent permitted the Company to make a partial prepayment of the principal of the loans outstanding under the Existing Loan Agreement in the amount of $175,000,000 upon consummation of the transactions contemplated by the Purchase Agreement, subject to certain conditions and (3) the parties thereto agreed to adjust the minimum net sales covenant level under the Existing Loan Agreement.

Other terms of the Existing Loan Agreement, as amended by the Consent and Amendment, remain generally identical to those under the Existing Loan Agreement.

For background, please see the announcement of the Existing Loan Agreement at https://investors.coherus.com/news-releases/news-release-details/coherus-biosciences-secures-credit-financing-pharmakon-advisors.

About Coherus BioSciences

Coherus is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. Coherus is developing an innovative immuno-oncology pipeline that will be synergistic with its proven commercial capabilities in oncology.

Coherus’ immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust immunologic response and enhance outcomes for patients with cancer. Casdozokitug is a novel anti-IL-27 antibody currently being evaluated in two ongoing clinical studies: a Phase 1/2 study in advanced solid tumors and a Phase 2 study in hepatocellular carcinoma. CHS-114 is a highly selective, competitively positioned, ADCC-enhanced anti-CCR8 antibody currently in a Phase 1/2 study as a monotherapy in patients with advanced solid tumors. CHS-1000 is a preclinical candidate targeting immune-suppressive mechanisms via the novel pathway ILT4 with an IND filing planned in the first half of 2024.

Coherus markets LOQTORZI™ (toripalimab-tpzi), a novel next generation PD-1 inhibitor, UDENYCA® (pegfilgrastim-cbqv), a biosimilar of Neulasta®, CIMERLI® (ranibizumab-eqrn), a biosimilar of Lucentis®, and YUSIMRY™ (adalimumab-aqvh), a biosimilar of Humira®.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding how Coherus will use the proceeds from the divestiture; whether Coherus’ oncology business will continue to grow; and whether the closing of the divestiture will occur and the timing of such closing. Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties inherent in the clinical drug development process; risks related to our existing and potential collaboration partners; risks of the drug development position of Coherus’ competitors; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review, international aspects of Coherus’ business; the timing of Coherus’ regulatory filings; the risk of FDA review issues; the risk that Coherus is unable to complete commercial transactions and other matters that could affect the availability or commercial potential of Coherus’ drug candidates; the risk that Coherus is unable to close the divestiture at all or without incurring substantial costs and other resources; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 6, 2023, including the section therein captioned “Risk Factors” and in other documents that Coherus files with the Securities and Exchange Commission.

Coherus Contact Information

Investors:
Jami Taylor, Head of Investor Relations for Coherus
IR@coherus.com

Media:

Jodi Sievers, VP Corporate Communications
media@coherus.com